Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

1.	Providential Capital, Inc.

	A	wholly-owned subsidiary of the Company

2.	Provimex, Inc.

	A	majority-owned (85%) subsidiary of the Company

3.	Vietnam Media Group, Inc. (formerly Touchlink Communications, Inc.)

	A	majority-owned (85%) subsidiary of the Company

4.	Providential Energy Corporation.

	A	wholly-owned subsidiary of the Company

5.	PHI Digital, Corp.

	A	wholly-owned subsidiary of the Company

6.	PhiLand Corporation

	A	majority-owned (79%) subsidiary of the Company

7.	Providential Vietnam Growth Fund

	A	Cayman Islands-based private equity fund

of which the Company is the General Partner.

8.	PHI Mining Group, Inc.

	A	majority-owned (83%) subsidiary of the Company

9.	Providential Vietnam Ltd.

	A	wholly-owned subsidiary of the Company